Exhibit 99.1

116 FERC 61,219

UNITED STATES OF AMERICA

FEDERAL ENERGY REGULATORY COMMISSION

Before Commissioners:	Joseph T. Kelliher, Chairman;
Suedeen G. Kelly, Marc Spitzer
Philip D. Moeller, and Jon Wellinghoff.

Westar Energy, Inc.	Docket Nos.	ER03-9-004
ER03-9-005
ER06-1313-000

Kansas Gas and Electric Company		ER98-2157-005
ER98-2157-006

EL05-64-000

ORDER ON PROPOSED MITIGATION MEASURES, TARIFF REVISIONS, AND

COMPLIANCE FILINGS

(Issued September 6, 2006)

1. In this order, the Commission conditionally accepts for filing the mitigation proposal that Westar Energy, Inc. (Westar Energy) and Kansas Gas and Electric Company (Kansas Gas and Electric) (collectively, Westar) submitted on May 23, 2005, in response to an order the Commission issued March 23, 20051 on Westar’s updated market power analysis. Westar’s proposal is to mitigate the presumption of market power for sales of electric power at wholesale for transactions in its home (Westar) control area, and two of its first-tier markets, Midwest Energy (Midwest) control area and Aquila Networks-West Plains Kansas (WPEK) control area. The mitigation proposal will become effective June 7, 2005, as requested, subject to Commission acceptance of the compliance filings directed herein.

[1]	Westar Energy, Inc., 110 FERC 61,316 (2005) (March 23 Order).

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2. Also in this order, the Commission accepts: (1) revised generation market power screens for Westar’s other first-tier control areas, excluding Midwest and WPEK;2 (2) data supporting Westar’s transmission import capability study; (3) a revised tariff sheet to prohibit Westar Energy from making market-based power sales to any public utility affiliate “without first receiving” Commission authorization pursuant to section 205 of the Federal Power Act (FPA);3 and (4) revised tariff sheets to remove the Commission’s market behavior rules.4

Background

3. On April 22, 2005, and May 23, 2005, Westar submitted compliance filings in response to the Commission’s March 23 Order on Westar’s updated market power analysis, which analysis Westar submitted in compliance with a Commission order issued on May 13, 2004.5

4. The March 23 Order instituted a section 206 proceeding concerning the justness and reasonableness of Westar’s market-based rates in the Westar, Midwest and WPEK control areas and established a refund effective date.6 The March 23 Order also directed Westar to, with regard to the Westar, Midwest, and WPEK control areas: (1) file a Delivered Price Test analysis; (2) file a mitigation proposal tailored to its particular circumstances that would eliminate the ability to exercise market power; or (3) inform the Commission that it will adopt the April 14 Order’s default cost-based rates or propose other cost-based rates and submit cost support for such rates.7

[2]	The other first-tier control areas include: Associated Electric Cooperative, Inc., Central and Southwest Services, The Westar District Electric Company, Kansas City Power & Light Company, Missouri Public Service, Oklahoma Gas and Electric, Omaha Public Power District control areas, and The Unified Government of Wyandotte County/Kansas City, Kansas, Board of Public Utilities (KACY).
[3]	16 U.S.C. § 824d (2000).
[4]	Investigation of Terms and Conditions of Public Utility Market-Based Rate Authorizations, 114 FERC 61,165 (2006).
[5]	Acadia Power Partners, LLC, 107 FERC 61,168 (2004) (May 13 Order). The May 13 Order addressed the procedures for implementing the generation market power analysis announced on April 14, 2004, and clarified on July 8, 2004. AEP Power Marketing, Inc., 107 FERC 61,018 (April 14 Order), order on reh’g, 108 FERC 61,026 (July 8 Order).
[6]	See March 23 Order at Ordering Paragraphs A and C.
[7]	See id. at Ordering Paragraph D.

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5. Also in the March 23 Order, the Commission directed Westar to revise its generation market power screens for its first-tier control areas, excluding Midwest and WPEK,8 revise its market-based rate tariffs to incorporate the change in status reporting requirement adopted in Order No. 652 and to revise the affiliate sales prohibition language.9 Kansas Gas and Electric was directed to file the market behavior rules.10

6. On April 22, 2005, Westar submitted a compliance filing responding to the March 23 Order. Regarding the revised generation market power screens for Westar’s first-tier control areas (excluding Midwest and WPEK), Westar states that it continues to pass both the pivotal supplier screen and the wholesale market share screen in all locations.11 Westar states that its compliance filing supports Westar’s transmission import capability study for its first-tier control areas (excluding Midwest and WPEK).12 Further, Westar submitted clean and redlined tariff sheets that, Westar explains, (1) prohibit Westar Energy from making market-based power sales to any public utility affiliate ‘without first receiving’ Commission authorization pursuant to section 205 of the Federal Power Act, and (2) . . . include the change in status reporting requirement adopted in Order No. 652 . . . 13 Finally, Westar states that Kansas Gas and Electric does not have a separate market-based rate tariff on file with the Commission and, therefore, is unable to comply with the March 23 Order regarding the market behavior rules.

7. On May 23, 2005, Westar submitted a mitigation proposal tailored to its particular circumstances that Westar states will eliminate its ability to exercise market power in the Westar, Midwest, and WPEK control areas. Westar states that it amended section 3 of its tariff to provide that no “Mitigated Sales” shall be made under its tariff.14 “Mitigated Sales” is defined as physical sales of power and/or energy that sink in the Westar, Midwest, or WPEK control areas. The tariff further states that Mitigated Sales do not include sales into markets administered by the Southwest Power Pool, Inc. (SPP) and the Midwest Independent Transmission System Operator, Inc. (Midwest ISO). The tariff provides that Mitigated Sales for periods of one year or less shall be made under Schedules A or C of the Western Systems Power Pool Rate Schedule, FERC No. 6

[8]	See id. at Ordering Paragraph E.
[9]	See id. at Ordering Paragraph G.
[10]	See id. at Ordering Paragraph H.
[11]	See April 22 Compliance Filing, Appendix A.
[12]	See id. at Appendix C.
[13]	See id. at Appendix B.
[14]	See May 23 Compliance Filing at Attachment A (Clean and Redlined Tariff Sheets).

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(WSPP Agreement), as it may be amended,15 and that Mitigated Sales of greater than one year shall not be made prior to Westar first submitting a separate filing and receiving Commission authorization of the transaction under section 205 of the FPA.

8. On October 17, 2005, the Director, Division of Tariffs and Market Development – South, acting pursuant to delegated authority, issued a data request directing Westar to: (1) provide a market power study consistent with the April 14 Order,16 to the extent that the Unified Government of Wyandotte County/Kansas City, Kansas, Board of Public Utilities (KCBPU) system and control area (KACY Control Area), the Ameren Corporation (Ameren) control area, or the Sunflower Electric Cooperative (Sunflower) control area are interconnected to Westar’s home control area due to the fact that Westar’s FERC Form 714 seems to indicate these as being first-tier control areas; (2) reconcile Westar’s statement that Mitigated Sales are physical sales of power and/or energy that sink in: (a) the Westar control area, (b) the Midwest Energy, Inc. control area, and (c) the WPEK control area, but do not include sales into markets administered by the SPP and the Midwest ISO (i.e. areas where the Westar control area, the Midwest Energy, Inc. control area, and the WPEK control area are located); and (3) provide support for Westar’s statement that the WPEK control area is in the Midwest ISO.

9. Notice of Westar’s November 15, 2005 filing was published in the Federal Register, 70 Fed. Reg. 71,480 (2005), with comments, interventions, and protests due on or before December 6, 2005. None was filed.

10. On November 15, 2005, Westar submitted a response to the October 17, 2005 data request. Westar states that it need not perform generation market power analyses for the Ameren control area or Sunflower control area due to the fact that neither control area is physically interconnected with the Westar control area. However, Westar did perform an analysis for the KACY Control Area, in which Westar asserts it passes the pivotal supplier screen and wholesale market shares screen. Westar further states that its proposed mitigation is consistent with the Commission’s policy that sales into markets operated by regional entities with Commission-approved market monitoring and market power mitigation rules are subject to the mitigation provided in those markets. Finally, Westar states that at the time of Westar’s May 23, 2005 compliance filing, it understood that WPEK intended to join the Midwest ISO although it subsequently joined the SPP effective July 1, 2005.

[15]	Western Sys. Power Pool, 55 FERC 61,099, order on reh’g, 55 FERC 61,495 (1991), aff’d in relevant part and remanded in part sub nom. Environmental Action and Consumer Federation of America v. FERC, 996 F.2d 401 (D.C. Cir. 1992), order on remand, 66 FERC 61,201 (1994); Western Sys. Power Pool, 83 FERC 61,099 (1998); Western Sys. Power Pool, 85 FERC 61,363 (1998); Western Sys. Power Pool, Inc., 95 FERC 61,483 (2001).
[16]	April 14 Order, 107 FERC 61,018 (2004).

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11. On December 8, 2005, the Director, Division of Tariffs and Market Development – South, acting pursuant to delegated authority, issued a data request directing Westar to answer various questions pertaining to the WSPP Agreement and its applicability in this proceeding.

12. On January 9, 2006, Westar submitted a response to the December 8, 2005 data request. Westar asserts that the WSPP Agreement is a Commission-approved rate schedule. Westar states that the Commission has approved the use of the WSPP Agreement for mitigating market power in other cases.17 Westar states that the WSPP Agreement’s cost-based rate ceilings are based on the “calculation of average costs for [18 public utilities] within the WSPP which are subject to the Commission’s jurisdiction, using data from the 1989 FERC Form No. 1 filings.” Westar states that the WSPP Agreement’s demand charge is consistent with Westar’s costs for the units expected to provide the service, is consistent with long-standing Commission precedent concerning the pricing of cost-based power sales, and is, therefore, tailored to Westar’s particular circumstances. Westar states that if a non-WSPP member requests to transact with Westar for a sale that would sink in the Westar, Midwest, or WPEK control areas, Westar will file an appropriate rate schedule with the Commission for approval prior to consummating the transaction.

13. Notice of Westar’s January 9, 2006 filing was published in the Federal Register, 70 Fed. Reg. 3,284 (2006), with comments, interventions, and protests due on or before January 30, 2006. KMU and KEPCo filed motions to intervene and protest.

14. On July 31, 2006, Westar filed, pursuant to section 205 of the FPA, proposed tariff revisions to authorize Westar to sell into the SPP-administered energy imbalance market at market-based rates (July 31 Filing).18 Specifically, Westar states that the Mitigated Sales do not include sales into the SPP energy imbalance market, as defined in SPP’s tariff, even if such sales sink in the Westar, Midwest, or WPEK control areas. Westar states that it was submitting this filing pursuant to the SPP Order in which the Commission concluded that all market participants will be granted market-based rates for sales of imbalance energy into SPP’s energy imbalance market. In addition, Westar filed

[17]	Citing, Western Resources, Inc., 94 FERC 61,050 (2001) (accepting WSPP Agreement to mitigate potential affiliate preference concerns between prospective merger partners); Portland General Elec. Co., Docket No. ER04-199-000 (December 31, 2003) (unpublished letter order) (accepting revised market-based rate settlement that used cost-based rate caps under the WSPP Agreement to address code of code of conduct issues); El Paso Elec. Co., 105 FERC 61,107 (2003) (accepting sales under the cost-based rate caps of the WSPP Agreement during two-year suspension of the utility’s market-based rate tariff).
[18]	Southwest Power Pool, Inc., 114 FERC 61,289 (2006) (SPP Order).

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tariff revisions to remove the Commission’s market behavior rules from its market-based rate tariff.19

15. Notice of Westar’s July 31 Filing was published in the Federal Register, 71 Fed. Reg. 45,815 (2006), with comments, interventions, and protests due on or before August 21, 2006. None was filed.

Notice of Filing and Responsive Pleadings

16. Notice of Westar’s April 22, 2005 filing was published in the Federal Register, 70 Fed. Reg. 22,859 (2005), with comments, interventions, and protests due on or before May 13, 2005. KCBPU filed a motion to intervene and protest. Westar filed an answer to KCBPU’s protest on May 24, 2005.

17. KCBPU protests Westar’s April 22, 2005 filing to the extent that Westar’s analysis omitted a control area operated by KCBPU in the greater metropolitan area of Kansas City, Kansas. KCBPU states that Westar is directly interconnected to the KACY Control Area. KCBPU states that absent an analysis for the KACY Control Area, it is not possible to determine whether Westar possesses the ability to exercise market power in that control area. KCBPU asserts that the Commission should direct Westar to update its market screen analysis to include the KACY Control Area, and, depending on the results, then consider whether there is reason to direct Westar to perform a Delivered Price Test for the KACY Control Area. KCBPU also requests the Commission provide at least a 60 day comment period from the date of Westar’s submission of either its Delivered Price Test analysis or a proposal to mitigate market power.

18. In its response to KCBPU’s protest, Westar states that the protest is untimely and should be denied. Westar asserts that despite having actual notice of Westar’s market power filing, and without acknowledging or offering an excuse for its tardiness, KCBPU filed its intervention and protest nearly eight months late and raises an issue as to Westar’s compliance filing that is clearly outside the scope of the filing. Furthermore, Westar states that there is no need to extend the comment period because Westar’s filing does not rely on a Delivered Price Test. As noted below, Westar subsequently provided a market power analysis for the KACY Control Area in its November 15, 2005 filing, which indicates it passes the Commission’s indicative screens.

19. Notice of Westar’s May 23, 2005 mitigation proposal filing was published in the Federal Register, 70 Fed. Reg. 32,316 (2005), with comments, interventions, and protests due on or before June 13, 2005. Kansas Municipal Utilities (KMU) and Kansas Electric Power Cooperative, Inc. (KEPCo) filed motions to intervene and protest.

[19]	Investigation of Terms and Conditions of Public Utility Market-Based Rate Authorizations, 114 FERC 61,165 (2006).

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20. KMU protests Westar’s May 23, 2005 filing, stating that Westar did not provide any substantive discussion regarding how it would implement Schedules A or C of the WSPP Agreement, why it would not offer “unit commitment service” to the affected control areas, or how its proposal addresses the market power concern. Nor did Westar provide any information about the WSPP Agreement, a copy of the WSPP Agreement, or a copy of Schedules A and C to the WSPP Agreement. KMU asserts that rather than eliminating or mitigating the ability to exercise market power, Westar’s plan could conceivably provide a platform upon which Westar could essentially withhold power from the affected markets. KMU states that the Commission should require Westar to adopt the Commission’s default cost-based rates or, alternatively, that the Commission set the matter for hearing and hold such hearing in abeyance pending settlement judge procedures.

21. KEPCo protests Westar’s May 23, 2005 filing to the extent that KEPCo seeks clarification of the precise nature of the commitments that Westar purports to make with respect to sales of one year or greater. KEPCo further states that Westar’s commitment to mitigate its acknowledged market power with respect to sales of one year or greater cannot properly be evaluated until the Commission and parties understand precisely what that commitment is. Finally, KEPCo asserts that if Westar seeks to charge a rate other than a Commission-approved embedded cost rate, the Commission should set for hearing the issue of whether such sales by Westar meet its market power mitigation commitments and adequately mitigate market power in the three affected control areas.

22. Westar filed a response to KMU’s and KEPCo’s protest on June 28, 2005. Westar states that the Commission should disregard KMU’s protest of Westar’s proposal to use cost-based schedules under the WSPP Agreement as mitigation. Westar states that the WSPP Agreement is an acceptable mitigation proposal because the cost-based rate schedules of the WSPP Agreement have been accepted as just and reasonable by the Commission and have been on file for eighteen years.20 Westar asserts that the Commission has allowed public utilities – including Westar – to make cost-based

[20]	Citing Pacific Gas and Elec. Co., 38 FERC 61,242 (1987); Pacific Gas and Elec. Co., 50 FERC 61,339 (1990); Western Sys. Power Pool, 55 FERC 61,099, order on reh’g, 55 FERC 61,495 (1991), aff’d in relevant part and remanded in part sub nom. Environmental Action and Consumer Federation of America v. FERC, 996 F.2d 401 (D.C. Cir. 1992), order on remand, 66 FERC 61,201 (1994); Western Sys. Power Pool, 83 FERC 61,099 (1998); Western Sys. Power Pool, 85 FERC 61,363 (1998); Western Sys. Power Pool, Inc., 95 FERC 61,483 (2001).

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wholesale power sales under the WSPP Agreement as a means of mitigating potential market power and other concerns under varying circumstances.21

23. Westar further states that due to the fact that it is a WSPP member and given that Westar would be free to make cost-based sales under the WSPP Agreement without any further authorization from the Commission, and absent any market-based rate authority at all, it should be self-evident that Westar can sell under the cost-based WSPP Agreement schedules when it voluntarily relinquishes its authority to make market-based sales in the three control areas at issue here to mitigate perceived market power concerns.22

24. With regard to KMU’s protest that Westar would not offer “unit commitment service” to the affected control areas, Westar states that in the April 14 Order, the Commission specifically declined to adopt a must-sell condition23 and goes on to state that the only context in which the Commission has required sellers under market-based rate authority to offer generating capacity into the market is when they make market-based sales into centralized energy markets operated by independent system operators or regional transmission organizations.24 Westar states that the Commission should reject KMU’s request for a requirement that Westar must offer to sell capacity and energy into the three mitigated control areas at cost-based rates because the Commission explicitly rejected this remedy in its order establishing the interim market power screens.

25. Finally, in response to KMU’s and KEPCo’s request to clarify that Westar will be required to enter into long-term power sales at average embedded cost rates, Westar reiterates that it proposed to file any long-term power sales contracts with the Commission. Westar commits to file any long-term agreements it enters into, along with appropriate cost support, when and if Westar and a customer enter into such an agreement. Westar asserts that the Commission should also reject KMU’s and KEPCo’s protest requesting the Commission direct Westar to commit to make wholesale power sales for terms longer than one year at average embedded cost-based rates as premature.

26. KMU, in its protest to Westar’s January 9, 2006 filing, asserts that Westar failed to demonstrate that the WSPP demand charge adders are consistent with the April 14 Order, failed to adequately explain why the adder is necessary for sales greater than one week

[21]	Citing, Western Resources, Inc., 94 FERC 61,050 (2001); Portland Order, Docket No. ER04-199-000 (December 31, 2003) (unpublished letter order); El Paso Elec. Co., 105 FERC 61,107 at P 8 (2003).
[22]	El Paso Elec. Co., 105 FERC 61,107 at P 8 (2003).
[23]	See April 14 Order, 107 FERC 61,018 at P 15 & 145-47.
[24]	See San Diego Gas & Elec. Co., 95 FERC 61,115 at 61,355-57 (2001), order on reh’g, 95 FERC 61,418 (2001), order on reh’g, 97 FERC 61,275 (2001), order on reh’g, 99 FERC 61,160 (2002).

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but less than one year, why the embedded cost is not sufficient, and failed to identify what its costs actually are. Regarding Westar’s cost support, KMU states that it is not possible to confirm or verify Westar’s identification of the units that are “typically the next available units after meeting native obligations” nor is it possible to verify Westar’s calculation of incremental costs based on the information provided. KMU also states that it is impossible to compare the proposed rate caps under the WSPP Agreement with Westar’s actual costs. KMU asserts that Westar’s proposal could be interpreted as permitting Westar to charge so-called cost-based rates that are actually higher than market-based rates. KMU asserts that Westar’s proposed formula for calculating incremental costs is too general in nature and there is no obvious connection between the formula and the output or conclusions Westar provides. KMU states that Westar failed to show how it would reconcile its actual production costs with that of the forecasted amount. KMU states that most of Westar’s municipal customers do not transact under the WSPP Agreement and should not have to become members to participate in Westar’s mitigation proposal. Thus, KMU asserts that Westar should adopt stand alone cost-based provisions in its tariff, or a stand alone cost-based tariff for sales into the affected control areas, which would establish the terms and rates for purchasing energy, independent of references to the WSPP Agreement. Finally, KMU states that Westar mischaracterized previous proposals that the Commission has accepted with regard to the use of the WSPP Agreement.25 KMU states that while some of the cost-based caps proposed and accepted in the Portland Order were based on the WSPP Agreement’s Schedule A, the cost-based sales were made pursuant to Portland General Electric Company’s own tariff, independent of the WSPP Agreement, and were the result of settlement negotiations.

27. KEPCo, in its protest to Westar’s January 9, 2006 filing, argues that the WSPP Agreement was not structured to be a substitute for traditional regulated cost-based rates and that these purportedly cost-based rate ceilings do not necessarily reflect the actual costs of an individual utility, as Westar admits, but rather is a price based upon a conglomeration of costs from 18 utilities. KEPCo further argues that it is not reasonable to assume that such 1989 based costs are still reasonable today. KEPCo states that Westar has only committed to price such sales at the WSPP Agreement ceiling rates if it makes such sales, thus allowing Westar to avoid the so-called cost-based rate ceilings by not making wholesale sales within these three control areas. Regarding Westar’s cost support, KEPCo states that Westar made no effort to analyze any types of representative hourly incremental sales transactions to assess what units were most likely to participate in hourly incremental sales. Furthermore, KEPCo asserts that Westar’s calculations are based upon the application of a fixed charge rate to gross plant investment, which ignores that fact that Westar already has recovered a large portion of its production fixed costs; Westar’s use of the return-on-gross-plant methodology inflates and overstates its actual production fixed costs; and Westar did not give weight to its other non-nuclear units.

[25]	Portland General Elec. Co., Docket No. ER04-199-000 (December 31, 2003) (unpublished letter order) (Portland Order).

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KEPCo states the Commission should require Westar to make wholesale sales within the three control areas in which it failed the indicative screens and require such sales to be at cost-based rates, based on Westar’s actual costs, not proxy costs, and reflect the nature of the products requested by wholesale customers.

28. Westar filed a response to KMU’s and KEPCo’s protests on February 14, 2006.26 Westar reiterates that the purpose of the cost-based schedules under the WSPP Agreement is to mitigate perceived market power, and that the Commission has accepted proposals to use the agreement for that purpose in other contexts. Westar states that in Carolina Power & Light Company,27 the Commission accepted the utility’s proposal to use the same type of incremental cost plus a demand charge that is available under the cost-based schedules of the WSPP Agreement. Westar states that its stacking analysis is also consistent with Commission precedent. Westar further states that it has supported its costs, and has demonstrated that selling at rates up to those authorized in the WSPP Agreement is just and reasonable. Even assuming an unreasonably low 7.5 percent return on equity, Westar states that its costs produce a demand charge that exceeds the one in the WSPP Agreement that Westar has offered to use. Westar states that its use of a levelized fixed charge method to support its rate calculation for the units likely to serve is consistent with Commission policy. Finally with regard to its costs, Westar states that it has adequately defined incremental cost.

29. Westar states that it need not commit to make future wholesale power sales as the FPA contains no requirement that utilities make wholesale power sales.

30. Westar states that claims that sales at cost-based rates under the WSPP Agreement may exceed the market price in some hour are irrelevant for several reasons: (i) cost-based sales under tariffs accepted by the Commission – as the WSPP Agreement has been – are presumptively just and reasonable; (ii) the fact that cost-based ceiling rates may exceed the market price from time to time does not make the rates unjust and unreasonable; and (iii) while KMU and KEPCo broadly assert that the markets in the Westar, Midwest, and WPEK control areas are not competitive, they provide no support for this assertion.

[26]	Westar states that the intervenors have waived the concerns raised in their protests because they failed to comply with the statement of issues requirements of Rule 203 of the Commission’s Rules of Practice and Procedure. We note, however, that the Commission revised the rules of practice and procedure to eliminate for all pleadings, Commission to address be clearly set forth in a section of the pleading entitled “Statement of Issues” and that “any issue not so listed will be deemed waived.” Revision of Rules of Practice and Procedure Regarding Issue Identification, 114 FERC 61,284 (2006).
[27]	Carolina Power & Light Co., 113 FERC 61,130 (2005) (CP&L).

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Discussion

Procedural Matters

31. Pursuant to Rule 214 of the Commission’s Rules of Practice and Procedure, 18 C.F.R. § 385.214 (2006), the timely, unopposed motions to intervene serve to make the entities that filed them parties to this proceeding.

32. Rule 213(a)(2) of the Commission’s Rules of Practice and Procedure, 18 C.F.R. § 385(a)(2) (2006), prohibits an answer to a protest unless otherwise ordered by the decisional authority. The Commission will accept Westar’s answers because they provided information that assisted us in our decision-making process.

Mitigation Proposal

Commission Determination

33. The Commission will accept Westar’s proposed use of the WSPP Agreement as mitigation for sales made in the Westar, Midwest, and WPEK control areas. The Commission has previously accepted the WSPP Agreement and found it to be a just and reasonable cost-based rate. Furthermore, we note that Westar has the option of transacting under the WSPP Agreement and thus can make sales under the WSPP Agreement without any further authorization from the Commission. We recognize that intervenors in this proceeding have raised a number of concerns regarding the use of the WSPP Agreement as mitigation. However, we find that this proceeding is not the place to investigate the justness and reasonableness of the WSPP Agreement. The concerns raised by intervenors have ramifications beyond the customers and the seller at issue in this case and are issues under consideration in the Market-Based Rate Rulemaking in Docket No. RM04-7-000. Accordingly, our action in this regard is subject to the outcome of the Market-Based Rate Rulemaking in RM04-7-000 and any determinations that the Commission makes regarding mitigation in that proceeding.28 Moreover, with regard to concerns raised by intervenors related to the calculation of Westar’s incremental costs and related matters, we remind customers that if they believe that the rate being charged is not just and reasonable, they have the right to file a complaint under section 206 of the FPA.29

34. As for entities which are not members of the WSPP Agreement, which request to transact with Westar for a sale in the Westar, Midwest, or WPEK control areas, we accept

[28]	See Market-Based Rates for Wholesale Sales of Electric Energy, Capacity and Ancillary Services by Public Utilities, Notice of Proposed Rulemaking, 71 Fed. Reg. 33,102 (June 7, 2006), FERC Stats. & Regs. 32,602 (2006).
[29]	16 U.S.C. § 824a (2000).

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Westar’s commitment to file with the Commission for approval an appropriate rate schedule prior to consummating such a transaction.

35. We will also accept Westar’s proposed revisions to its market-based rate tariff subject to the modifications directed below. We accept Westar’s proposal to revise its tariff with regard to Westar’s ability to exercise market power within the Westar, Midwest, and WPEK control areas. However, we reject the specific tariff language that Westar proposes to use to implement the sales prohibition in these control areas.

36. A component of Westar’s mitigation proposal for the Westar control area is a revision of its market-based rate tariff to provide that no Mitigated Sales shall be made under its tariff. The term “Mitigated Sales” is defined in Westar’s tariff as physical sales of power and/or energy that sink in: (1) the Westar control area, (2) the Midwest Energy, Inc. control area, and (3) the WPEK control area. Westar states that the Mitigated Sales do not include sales into (1) the SPP energy imbalance market, as defined in SPP’s tariff, even if such sales sink in the Westar, Midwest, or WPEK control areas; and (2) markets administered by the Midwest ISO. Westar further states that Mitigated Sales for periods of one year or less will be made under Schedules A or C, as applicable, of the WSPP Agreement,30 as may be amended from time to time. Mitigated Sales of greater than one year are not to be made prior to Westar first submitting a separate filing and receiving Commission authorization of the transaction under section 205 of the Federal Power Act.31

37. First, the Commission has stated that its role is to assure customers that sellers who are authorized to sell at market-based rates do not have market power or have adequately mitigated it.32 Further, the Commission’s recent orders accepting mitigation proposals are clear that the mitigation is to apply to sales in the geographic market where a seller is found (or presumed) to have market power, not only to sales to end users in the control area.33 In order to put in place adequate mitigation that eliminates the ability to

[30]	Western Sys. Power Pool, 55 FERC 61,099, order on reh’g, 55 FERC 61,495 (1991), aff’d in relevant part and remanded in part sub nom. Environmental Action and Consumer Federation of America v. FERC, 996 F.2d 401 (D.C. Cir. 1992), order on remand, 66 FERC 61,201 (1994); Western Sys. Power Pool, 83 FERC 61,099 (1998); Western Sys. Power Pool, 85 FERC 61,363 (1998); Western Sys. Power Pool, Inc., 95 FERC 61,483 (2001).
[31]	Westar July 31 Filing at 5.
[32]	July 8 Order, 108 FERC 61,026 at P 146.
[33]	See Oklahoma Gas and Electric Company, 114 FERC 61,297 (2006), reh’g pending; Carolina Power and Light Company, 114 FERC 61,294 (2006) (CP&L); Duke Energy Trading and Marketing, L.L.C., 114 FERC 61,056 (2006); and MidAmerican Energy Company, 114 FERC 61,280 (2006).

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exercise market power and ensure that rates are just and reasonable,34 all market-based rate sales in a control area where an applicant is found or presumed to have the ability to exercise market power must be subject to mitigation approved by the Commission.

38. Westar’s proposed tariff language (which defines Mitigated Sales as physical sales of power and/or energy that sink in the Westar, Midwest, and WPEK control areas) would improperly limit mitigation to certain customers in the Westar, Midwest, and WPEK control areas, namely, only to sales to those buyers that serve end-use customers in the Westar, Midwest, and WPEK control areas. Westar’s proposal would improperly allow it to make market-based rate sales within its control area (where it has the presumption of market power) to any entities that do not serve end-use customers in the Westar, Midwest, and WPEK control areas. Such a limitation would not mitigate Westar’s ability to attempt to exercise market power over sales in the mitigated control area.

39. This proposed tariff language is inconsistent with our direction in the April 14 Order and July 8 Order, as well as our recent precedent approving mitigation for other entities that failed the indicative screens.35 For example, on rehearing of the April 14 Order, it was argued that access to power sold under mitigated prices should be restricted to buyers serving end-use customers within the relevant geographic market in which the applicant has been found to have market power. In particular, arguments were made that an applicant should not be required to make sales at mitigated prices to power marketers or brokers without end-use customers in the relevant market.36 In the July 8 Order, the Commission rejected the suggestion that we restrict mitigated applicants to selling power only to buyers serving end-use customers, and has rejected tariff language that proposes to do so.37 That is precisely what Westar is now proposing.

40. Accordingly, the Commission rejects this proposed tariff language, and directs Westar to file, within 30 days of the date of issuance of this order, revisions to its market-based tariff to provide that service under the tariff applies only to sales outside the Westar, Midwest, and WPEK control areas, effective as of the refund effective date in this proceeding, June 7, 2005. Our action in this regard is subject to the outcome of the

[34]	See April 14 Order, 107 FERC 61,018 at P 144.
[35]	See, e.g., MidAmerican Energy Co., 114 FERC 61,280 (2006).
[36]	July 8 Order, 108 FERC 61,026 at P 134.
[37]	See, e.g., MidAmerican Energy Co., 114 FERC 61,280 (2006).

Docket No. ER03-9-004, et al.

Market-Based Rate Rulemaking in RM04-7-000 and any determinations that the Commission makes regarding mitigation in that proceeding.38

41. Because some provisions of the proposed tariff identify services that are provided under the tariff while other provisions identify exclusions from the service provided under the tariff, we find that as proposed Westar’s tariff is confusing. For example, Westar’s proposed tariff language provides that Mitigated Sales do not include sales into (1) the SPP energy imbalance market, as defined in SPP’s tariff, even if such sales sink in the Westar, Midwest, or WPEK control areas; and (2) markets administered by the Midwest ISO. Accordingly, as discussed more fully below, we will direct Westar to revise its proposed tariff to strike “Mitigated Sales do not include sales by Westar Energy into (1) the Southwest Power Pool, Inc. (“SPP”) energy imbalance market, as defined in SPP’s tariff, even if such sales sink in the Westar Energy, Midwest Energy, Inc. or Aquila Network-West Plains Kansas control areas; and (2) markets administered by the Midwest Independent Transmission System Operator, Inc. Mitigated Sales for periods of one year or less shall be made under Schedules A or C of Western Systems Power Pool Rate Schedule, FERC No. 6, as may be amended from time to time. Mitigated Sales of greater than one year shall not be made prior to Westar Energy first submitting a separate filing and receiving Commission authorization of the transaction under section 205 of the Federal Power Act. The foregoing provisions governing Mitigated Sales shall end upon such date as the Commission allows these provisions to terminate or to be superseded by other measures.”

42. With regard to the SPP energy imbalance market, the Commission has found that SPP’s proposed mitigation and monitoring plans are adequate mitigation measures to ensure just and reasonable rates in SPP’s energy imbalance market and, thus, concluded that all market participants will be granted market-based rates for sales of imbalance energy into SPP’s energy imbalance market.39 We agree that Westar’s mitigation proposal in this proceeding does not preclude Westar from participation in the SPP energy imbalance market. However, to remove confusion and add clarity to Westar’s proposed tariff, Westar is directed to file, within 30 days of the date of issuance of this order, revised tariff sheets that includes a provision for sales in the SPP imbalance market as provided for in the SPP Order under Westar’s market-based rate tariff, subject to the rules and mitigation specific to SPP’s energy imbalance market.

43. In addition, we agree that mitigation under this tariff does not apply to sales into the Midwest ISO. In this proceeding, the Commission is accepting mitigation for market-based rate sales as it applies to the Westar, Midwest, and WPEK control areas.

[38]	See Market-Based Rates for Wholesale Sales of Electric Energy, Capacity and Ancillary Services by Public Utilities, Notice of Proposed Rulemaking, 71 Fed. Reg. 33,102 (June 7, 2006), FERC Stats. & Regs. 32,602 (2006).
[39]	Southwest Power Pool, Inc., 114 FERC 61,289 at P 203 (2006) (SPP Order).

Docket No. ER03-9-004, et al.

Accordingly, there is no need to specify in the tariff that sales into the Midwest ISO are not mitigated as part of this proceeding. Thus, Westar is directed to file, within 30 days of the date of issuance of this order, revised tariff sheets removing this provision from the proposed tariff.

44. Third, Westar’s proposed revisions to its market-based rate tariff include a reference to its proposal to use the WSPP agreement as the basis for mitigation. The Commission notes that Westar’s cost-based mitigation proposal should not be referenced in the market-based rate tariff. Accordingly, we direct Westar to file, within 30 days of the date of issuance of this order, revised tariff sheets removing such references from the proposed revised market-based rate tariff.

45. Finally, we note that Westar states that it will transact under the WSPP Agreement for sales in the Westar, Midwest, and WPEK control areas of one year or less and commits that sales in the Westar control area greater than one year shall not be made prior to Westar first submitting a separate filing and receiving Commission authorization of the transaction under section 205 of the FPA. This commitment, however, is inconsistent with the April 14 Order, in which the Commission required long-term mitigation to apply to sales of one year or longer.40 Accordingly, our acceptance of Westar’s use of the WSPP Agreement for mitigation purposes is conditioned on that proposal applying to sales of less than one year. Similarly, we accept Westar’s commitment to seek prior authorization for long-term sales to the extent that such commitment applies to sales of one year or longer. Further, we interpret Westar’s proposal to be that sales of one year or longer will be made on an embedded cost-of-service basis and we will accept Westar’s proposal on the condition that any such sales be cost-justified. Consistent with the April 14 Order, the Commission “require[s] all long-term sales (one year or more) into any market where the applicant has market power to be filed with the Commission for review and approval prior to the commencement of service, and to be priced on an embedded cost-of-service basis.”41

46. Westar is directed, within 30 days of the date of issuance of this order, to state whether it accepts these modifications to its mitigation proposal.

47. To the extent that Westar made any sales under Westar’s market-based rate tariff in the Westar, Midwest, or WPEK control areas since the refund effective date42 in this proceeding at rates that were above the rates under the mitigation proposal accepted herein, Westar is directed, within 30 days of the date of issuance of this order, to make refunds, with interest. In addition, we direct Westar to file a refund report within 15 days

[40]	April 14 Order at P 155.
[41]	Id.
[42]	The refund effective date in this proceeding is June 7, 2005.

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after making refunds. If no refunds were due, Westar is expected to file with the Commission within 30 days of the date of issuance of this order so stating.

Compliance Filings

48. As stated above, KCBPU in its protest asserts that Westar should have performed a generation market power analysis for the KACY Control Area, which KCBPU states is a first-tier interconnected control area to the Westar control area. On April 22, 2005, Westar submitted revised generation market power screens for Westar’s first-tier control areas (excluding Midwest and WPEK), as well as relevant work papers and documentation. Westar further filed data and work papers to support the simultaneous transmission import capability study prepared by SPP. On October 17, 2005, Westar submitted a generation market power analysis for the KACY control area in response to the Commission’s October 17, 2005 data request. The Commission has reviewed these submittals and has determined that Westar passes the screens in its first-tier control areas (excluding Midwest and WPEK). Accordingly, the Commission finds that Westar satisfies the Commission’s generation market power standard for the grant of market-based rate authority in these control areas (excluding Midwest and WPEK).

49. Order No. 652 requires that the change in status reporting requirement be incorporated in the market-based rate tariff of each entity authorized to make sales at market-based rates. Westar, in its amended filing, states that it has revised its tariff to include the required language. However, the tariff language proposed by Westar does not comply with the requirements of Order No. 652. Accordingly, Westar is directed, within 30 days of the date of issuance of this order, to revise its market-based rate tariff to incorporate the following provision, without variation, consistent with Order No. 652:43

[Market-based rate seller name] must timely report to the Commission any change in status that would reflect a departure from the characteristics the Commission relied upon in granting market-based rate authority. A change in status includes, but is not limited to, each of the following: (i) ownership or control of generation or transmission facilities or inputs to electric power production other than fuel supplies, or (ii) affiliation with any entity not disclosed in the application for market-based rate authority that owns or controls generation or transmission facilities or inputs to electric power production, or affiliation with any entity that has a franchised service area. Any change in status must be filed no later than 30 days after the change in status occurs.

[43]	Reporting Requirements for Changes in Status for Public Utilities with Market-Based Rate Authority, 70 Fed. Reg. 8,253 (Feb. 18, 2005), FERC Stats. & Regs. 31,175, order on reh’g, 111 FERC 61,413 (2005).

Docket No. ER03-9-004, et al.

50. As noted above, Westar Energy further submitted a revised tariff sheet to prohibit Westar Energy from making market-based power sales to any public utility affiliate “without first receiving” Commission authorization pursuant to section 205 of the Federal Power Act.44 Westar Energy’s tariff revision in this regard is hereby accepted for filing, effective April 25, 2005, as requested.45

51. Finally, as noted above, Westar Energy further submitted revised tariff sheets to remove the Commission’s market behavior rules.46 Westar Energy’s tariff revision in this regard is hereby accepted for filing, effective February 27, 2006.

The Commission orders:

(A) Westar’s mitigation proposal is conditionally accepted, to be effective on June 7, 2005, as requested, subject to Commission acceptance of the compliance filings directed herein.

(B) Westar is directed to file, within 30 days of the date of issuance of this order, revisions to its market-based tariff and to file a statement that it accepts the modifications to Westar’s mitigation proposal as discussed in the body of this order.

(C) Westar is hereby ordered to make refunds within 30 days of the date of issuance of this order, with interest, calculated pursuant to 18 C.F.R. § 35.19(2) (2006), and to file a refund report with the Commission within 15 days of the date refunds are made, as discussed in the body of the order. If no refunds are due, Westar is directed to file with the Commission within 30 days of the date of issuance of this order so stating.

(D) Westar Energy is directed, within 30 days of the date of issuance of this order, to revise its market-based tariff to incorporate the correct change in status reporting requirement adopted in Order No. 652, as discussed in the body of this order.

(E) Westar’s compliance filing revising its generation market power screens for its first-tier control areas (excluding Midwest and WPEK) is accepted for filing.

(F) Westar’s compliance filing providing data and work papers submitted to support its simultaneous transmission import capability study is accepted for filing.

[44]	16 U.S.C. § 824d (2000).
[45]	FERC Electric Tariff, Third Revised Volume No. 6, Third Revised Sheet No. 1 (superseding Second Revised Sheet No. 1).
[46]	Investigation of Terms and Conditions of Public Utility Market-Based Rate Authorizations, 114 FERC 61,165 (2006).

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(G) The tariff revision prohibiting Westar Energy from making market-based power sales to any affiliate “without first receiving” Commission authorization pursuant to section 205 of the Federal Power Act is hereby accepted for filing, effective April 25, 2005, as requested.

(H) The tariff revision removing the Commission’s market-behavior rules from Westar Energy’s market-based rate tariff is hereby accepted for filing, effective February 27, 2006.

By the Commission.

(SEAL)

Magalie R. Salas,

Secretary.